Exhibit 23.1




			CONSENT OF INDEPENDENT AUDITORS



      We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 2,100,000 shares of common stock pertaining to the Stock Option Plan (January, 1983), Non-Qualified Common Stock Option Plan and Employee Stock Purchase Plan of Stratus Computer, Inc. of our report dated January 20, 1995 with respect to the consolidated financial statements of Stratus Computer, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended January 1, 1995, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.





					  ERNST & YOUNG LLP




Boston, Massachusetts
November 27, 1995